JACKSONVILLE BANCORP, INC. AND HERITAGE BANCSHARES, INC.
                 ANNOUNCE MUTUAL TERMINATION OF MERGER AGREEMENT

JACKSONVILLE, Fla. / June 24 / PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, and Heritage Bancshares, Inc., holding company for Heritage Bank of North Florida, announced today that they had mutually terminated the Agreement and Plan of Merger (the "Merger Agreement") that the parties previously executed on January 28, 2008.

The companies attributed the amicable termination of the deal to the current economic climate in the banking industry which changed the benefits of the merger for their respective stockholders.

Jacksonville Bancorp's President and CEO Gilbert J. Pomar, III, stated that, "After much consideration, both companies determined that it would not be beneficial to proceed with the merger. We have the utmost respect for the management and board of directors of Heritage."

Randolph L. Knepper, President and CEO of Heritage Bank, shared Pomar's comments and offered the following statement: "We wish each other well. There is a mutual respect between our two companies that is very strong. Due to the challenges of the current economy and issues facing the financial industry, both banks believed that remaining separate was in our best interests at this time."

Additional information about the original pending Merger Agreement and other relevant materials can be found in our Registration Statement on Form S-4 at the Securities and Exchange Commission's website at www.sec.gov.

Jacksonville  Bancorp,  Inc.,  a bank  holding  company,  is the  parent  of The
Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

Heritage Bank of North Florida will remain a locally owned bank serving the interests of Clay, Duval and St. Johns counties. It is owned by Heritage Bancshares, Inc. of Orange Park, Florida. Their website is www.heritagebanknfl.com.

Contact Valerie Kendall at 904-421-3051 for additional information.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.